                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

                                [Amendment No. ]

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Section 240.14a-11(c) or
    Section 240.14a-12

                           Castle Energy Corporation
 -----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                              Joseph L. Castle II
 -----------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each  party to the  controversy  pursuant  to  Exchange  Act Rule
    14a-6(i)(3).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------
*Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as  provided  by  Exchange  Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:_______________________________________________

    2) Form Schedule or Registration Statement No.:__________________________

    3) Filing Party:_________________________________________________________

    4) Date Filed:___________________________________________________________

                                 CASTLE (LOGO)
                                 ENERGY
                                 CORPORATION








JOSEPH L. CASTLE II
Chairman and Chief Executive Officer

                                                                 April 1, 1996

Dear Stockholder:

   You are cordially invited to attend the Annual Meeting of Stockholders of Castle Energy Corporation (the "Company") to be held on Monday, April 29, 1996, at 10:00 A.M., Eastern Time, at The Radnor Hotel, 591 Lancaster Avenue, St. Davids, Pennsylvania.

   At the Annual Meeting, you will be asked to consider and vote upon two matters, a proposal to elect the nominee named in the accompanying Proxy Statement as Director to serve for the period indicated and a proposal to reappoint Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending September 30, 1996.

   WHETHER OR NOT YOU ARE PERSONALLY ABLE TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE. This action will not limit your rights to vote in person if you wish to attend the Annual Meeting.

                                         Sincerely,





                                          /s/ Joseph L. Castle II
                                         -------------------------------------
                                         Joseph L. Castle II
                                         Chairman and Chief Executive Officer









One Radnor Corporate Center -- Suite 250, 100 Matsonford Road, Radnor, PA
                   19087 o 610-995-9400 o Fax: 610-995-0409

                          CASTLE ENERGY CORPORATION

                                    ------

                   Notice of Annual Meeting of Stockholders
                         to be held on April 29, 1996

                                    ------

                                                                 April 1, 1996

TO THE STOCKHOLDERS:

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Castle Energy Corporation, a Delaware corporation (the "Company"), will be held at The Radnor Hotel, 591 Lancaster Avenue, St. Davids, Pennsylvania, on Monday, April 29, 1996, at 10:00 A.M., Eastern Time, for the following purposes:

   1. To elect the nominee named in the Proxy Statement as Director to serve for the period indicated or until his successor has been elected.

   2. To consider and take action upon a proposal to appoint Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending September 30, 1996.

   3. To transact any other business as may properly come before the Annual Meeting.

   Stockholders of record at the close of business on March 15, 1996 will be entitled to vote at the Annual Meeting.

   The Company's Annual Report to Stockholders for the fiscal year ended September 30, 1995, consisting of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1995 and the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995, accompanies the enclosed Proxy Statement.

   A complete list of Stockholders entitled to vote at the Annual Meeting will be kept at the office of the Company, One Radnor Corporate Center, Suite 250, 100 Matsonford Road, Radnor, Pennsylvania 19087, for examination by any Stockholder, during ordinary business hours, for a period of not less than ten days prior to the Annual Meeting.

                                         By Order of the Board of Directors


                                         /s/ Joseph L. Castle II
                                        ------------------------------------
                                        Joseph L. Castle II
                                        Chairman and Chief Executive Officer



IMPORTANT: PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE SELF-ADDRESSED RETURN ENVELOPE FURNISHED FOR THAT PURPOSE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT.

                           PROXY STATEMENT FOR THE
                        ANNUAL MEETING OF STOCKHOLDERS
                                TO BE HELD ON
                                APRIL 29, 1996

                                 INTRODUCTION

   The accompanying Proxy is solicited by the Board of Directors of Castle Energy Corporation, a Delaware corporation (the "Company"), to be voted at the Annual Meeting of Stockholders to be held on April 29, 1996 and any adjournment or adjournments thereof (the "Annual Meeting"). When such Proxy is properly executed and returned, the shares of the Company's Common Stock, par value $.50 per share ("Common Stock"), it represents will be voted at the Annual Meeting as directed. If no specification is indicated, the shares will be voted "FOR" the election of the nominee to serve as Director for the term designated and "FOR" the appointment of Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending September 30, 1996. Any Stockholder granting a Proxy has the power to revoke it at any time prior to its exercise by notice of revocation to the Company in writing, by voting in person at the Annual Meeting, or by execution of a later dated Proxy; provided, however, that such action is taken in sufficient time to permit the necessary examination and tabulation of the subsequent Proxy or revocation before the vote is taken.

   The shares entitled to vote at the Annual Meeting consist of shares of Common Stock, with each holder of record as of the close of business on March 15, 1996 (the "Record Date") entitled to one vote for each such share held. As of the Record Date there were 6,693,646 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. This Proxy Statement and accompanying Proxy are being sent to Stockholders of the Company on or about April 3, 1996.

   The address of the Company's principal executive offices is One Radnor Corporate Center, Suite 250, 100 Matsonford Road, Radnor, Pennsylvania 19087, and the telephone number is (610) 995-9400.

                              TABLE OF CONTENTS
                                                                      Page
                                                                     ------
INTRODUCTION  ......................................................   1
PRINCIPAL HOLDERS OF VOTING SECURITIES  ............................   3
SECURITY OWNERSHIP OF MANAGEMENT  ..................................   4
DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES  ...................   5
EXECUTIVE COMPENSATION  ............................................   7
     Summary Compensation  .........................................   7
     Option Grants in Last Fiscal Year  ............................   8
     Option/SAR Exercises and Option/SAR Values  ...................   8
     Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal
        Year End Option/SAR Values .................................   9
     Employment Agreements  ........................................   9
     1992 Executive Equity Plan  ...................................  11
     Retention Bonus Program  ......................................  11
     Pension Plans  ................................................  12
     Section 16 Compliance  ........................................  14
     Compensation Committee Interlocks and Insider Participation  ..  14
     Board Compensation Committee Report on Executive Compensation    14
     Performance Graphs  ...........................................  17
BOARD OF DIRECTORS AND BOARD COMMITTEES  ...........................  19
     1995 Board Meetings  ..........................................  19
     Board Committees  .............................................  19
     Compensation of Directors  ....................................  19
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS:  ...................  20
     TRANSACTIONS WITH MANAGEMENT AND OTHERS  ......................  20
        Stockholder Loan ...........................................  20
        Legal Fees .................................................  20
        Loan to Officer ............................................  20
        Management Fees ............................................  20
        Payment of Legal Fees for Former Director ..................  20
        CORE Refining Corporation ..................................  20
        Exercise/Discharge of SARs .................................  21
     CERTAIN BUSINESS RELATIONSHIPS  ...............................  21
        MG and its Affiliates ......................................  21
        Duane, Morris & Heckscher ..................................  22
PROPOSAL TO ELECT DIRECTOR  ........................................  23
PROPOSAL TO APPOINT INDEPENDENT ACCOUNTANTS  .......................  24
OTHER MATTERS  .....................................................  24
VOTE REQUIRED  .....................................................  24
STOCKHOLDER PROPOSALS  .............................................  24
EXPENSES OF SOLICITATION  ..........................................  25

                    PRINCIPAL HOLDERS OF VOTING SECURITIES

   The following table sets forth, as of March 15, 1996, the names of all persons who were known by the Company to be the beneficial owners (as defined in the rules of the Securities and Exchange Commission (the "Commission")), of more than five percent of the shares of Common Stock of the Company:

                                            Amount and Nature of
                                                 Beneficial          Percent of
  Name and Address of Beneficial Owner          Ownership(1)          Class(1)
- - --------------------------------------    ---------------------   ------------
FMR Corp.                                         988,750(2)           14.77%
  82 Devonshire Street
  Boston, Massachusetts 02109
Joseph L. Castle II and Sally W. Castle           539,883(3)            7.96%
  One Radnor Corporate Center, Suite 250
  100 Matsonford Road
  Radnor, Pennsylvania 19087
First Pacific Advisors, Inc.                      525,000(5)            7.84%
  11400 West Olympic Boulevard, Suite
  1200
  Los Angeles, California 90064
Brandywine Asset Management, Inc.                 466,500(6)            6.97%
  3 Christina Center, 201 N. Walnut
  Street
  Wilmington, Delaware 19801
Corbyn Investment Management, Inc.                409,525(4)            6.12%
  Suite 108
  2330 W. Joppa Road
  Lutherville, Maryland 21093

- - ------
(1) Based on a total of 6,693,646 shares of Common Stock issued and outstanding as of March 15, 1996. In calculating each respective holder's percentage ownership and beneficial ownership in the table above, shares of Common Stock which the holder has the right to acquire within 60 days are included.

(2) These shares are beneficially owned by Fidelity Management & Research Company as a result of its serving as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 and as investment adviser to certain other funds which are generally offered to limited groups of investors. Based on information furnished by stockholder as of February 14, 1996, the most recent date as of which such information was so furnished.

(3) Joseph L. Castle II and Sally W. Castle are husband and wife. As such, each is deemed to beneficially own 539,883 shares of Common Stock. Includes (a) 410,733 shares of Common Stock owned by Mr. Castle and 37,275 shares of Common Stock owned by Mrs. Castle; (b) 67,500 shares of Common Stock issuable upon exercise of options which are exercisable within 60 days by Mr. Castle at $6.00 per share and (c) 24,375 shares of Common Stock issuable upon exercise of options which are exercisable within 60 days by Mr. Castle at $12.25 per share.

(4) These shares are beneficially owned by a group consisting of Corbyn Investment Management, Inc., an investment adviser registered under the Investment Advisers Act of 1940 and Greenspring Fund, Inc., an investment company registered under the Investment Company Act of 1940 and for which Corbyn Investment Management, Inc. serves as investment adviser. Based upon information furnished by stockholder as of January 25, 1996.

(5) Based on information furnished by stockholder as of February 13, 1996, the most recent date as of which such information was so furnished.

(6) Based on information furnished by stockholder as of February 22, 1996, the most recent date as of which such information was so furnished.

                       SECURITY OWNERSHIP OF MANAGEMENT

   The following table sets forth, as of March 15, 1996, the shares of Common Stock beneficially owned by each of the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers during fiscal 1995 (the "Named Executives"), by each Director and nominee for Director of the Company and by the Directors, nominee and executive officers of the Company as a group, with sole voting and investment power unless otherwise indicated:

                                                             Amount and Nature of     Percent of
                 Name of Beneficial Owner                  Beneficial Ownership (1)  Class (1)(2)
                 ------------------------                  ------------------------  ------------
Joseph L. Castle II  ....................................         539,883(3)             7.96%

William S. Sudhaus (9)  .................................          85,625(4)             1.26%

David M. Hermes (9)  ....................................          50,000(5)

John D.R. Wright, III (9)  ..............................                 0

A.L. Gualtieri (9)  .....................................          37,500(6)

Martin R. Hoffmann  .....................................           2,000(7)

Sidney F. Wentz  ........................................                 0

All Directors, Nominees and Executive Officers as a
  group (12 persons) ....................................         757,783(8)            10.82%

- - ------
(1) Based on a total of 6,693,646 shares of Common Stock issued and outstanding as of March 15, 1996. In calculating each respective holder's percentage ownership and beneficial ownership in the table above, shares of Common Stock which the holder has the right to acquire within 60 days are included.

(2) Percentages of less than one percent are omitted.

(3) Joseph L. Castle II and Sally W. Castle are husband and wife. As such, each is deemed to beneficially own 539,883 shares of Common Stock. Includes (a) 410,733 shares of Common Stock owned by Mr. Castle and 37,275 shares of Common Stock owned by Mrs. Castle; (b) 67,500 shares of Common Stock issuable upon exercise of options which are exercisable within 60 days by Mr. Castle at $6.00 per share; and (c) 24,375 shares of Common Stock issuable upon exercise of options which are exercisable within 60 days by Mr. Castle at $12.25 per share.

(4) Represents (a) 61,250 shares of Common Stock issuable upon exercise of options which are exercisable within 60 days by Mr. Sudhaus at $11.00 per share and (b) 24,375 shares of Common Stock issuable upon exercise of options which are exercisable within 60 days by Mr. Sudhaus at $12.25 per share.

(5) Represents (a) 12,500 shares of Common Stock issuable upon exercise of options which are exercisable within 60 days by Mr. Hermes at $12.25 per share and (b) 37,500 shares of Common Stock issuable upon exercise of options which are exercisable within 60 days by Mr. Hermes at $11.00 per share.

(6) Represents shares of Common Stock issuable upon exercise of options which are exercisable within 60 days by Mr. Gualtieri at $11.00 per share.

(7) These shares are held by an Individual Retirement Account for the benefit of Mr. Hoffmann.

(8) Includes 307,500 shares of Common Stock issuable upon exercise of options which are exercisable within 60 days, including 173,125 options exercisable by Messrs. Sudhaus, Hermes and Gualtieri (see below).

(9) At March 15, 1996, Messrs. Sudhaus, Hermes, Wright and Gualtieri were no longer executive officers of the Company or any of its significant subsidiaries.

               DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

   The Directors and executive officers of the Company and its significant subsidiaries are as follows:

               Name                    Age                     Position(s)
- - ---------------------------------    --------  --------------------------------------------
Directors of the Company
- - ------------------------
Joseph L. Castle II .............      63       Chairman of the Board and Chief Executive
                                                Officer of the Company

William S. Sudhaus ..............      47       Director

Sidney F. Wentz .................      63       Director

Martin R. Hoffmann ..............      63       Director


Executive Officers of the Company
- - ---------------------------------
Richard E. Staedtler ............      51       Senior Vice President, Chief Financial Officer and
                                                Chief Accounting Officer of the Company

Steven J. Grenfell ..............      31       Treasurer and Controller of the Company


Executive Officers of Significant
  Subsidiaries of the Company
- - ---------------------------------
Ryk J. Holden ...................      37       President of CEC Gas Marketing L.P. ("Marketing"),
                                                a wholly-owned subsidiary of the Company

Harold W. Hawkins ...............      45       President of Castle Texas Pipeline L.P. ("Pipeline"),
                                                a wholly-owned subsidiary of the Company

Timothy M. Murin ................      40       President of Castle Texas Production L.P.(Production)
                                                and Castle Exploration Company, Inc ("CECI"),
                                                wholly-owned subsidiaries of the Company

   A description of the business experience of each of the directors, executive officers of the Company and executive officers of significant subsidiaries of the Company is as follows:

   Directors of the Company

   Joseph L. Castle II has been a Director of the Company since 1985. Mr. Castle is the Chairman of the Board of Directors and Chief Executive Officer of the Company, having served as Chairman from December 1985 through May 1992 and since December 20, 1993. Mr. Castle also served as President of the Company from December 1985 through December 20, 1993 when he reassumed his position as Chairman of the Board. Mr. Castle has worked in the energy industry in various capacities since 1971. Mr. Castle is a director of Comcast Corporation, Charming Shoppes, Inc., and Mark Centers Trust, a real estate investment trust.

   William S. Sudhaus has been a director of the Company since February 1993. Mr. Sudhaus served as Executive Vice President of the Company since February 1993 and as President and Chief Operating Officer of the Company since December 1993. In addition, Mr. Sudhaus served as the Chairman and Chief Executive Officer of Indian Refining Limited Partnership ("IRLP"). Mr. Sudhaus also served as Chairman and Chief Executive Officer of Powerine Oil Company ("Powerine") from October 1993 to February 1995. Effective January 1, 1996, Mr. Sudhaus resigned from all positions with the Company and its subsidiaries except that of Director of the Company. Mr. Sudhaus was also the Chairman and Chief Executive Officer of CORE Refining Corporation ("CORE") from March 1995. See "Certain Relationships and Related Transactions."

   Sidney F. Wentz has been Chairman of the Board of The Robert Wood Johnson Foundation, the nation's largest health care philanthropy, since June 1989. Commencing in 1967, he held several positions with Crum and Forster, an insurance holding company, retiring as Chairman and Chief Executive Officer in 1988. Previously, he was an attorney with the law firm of White & Case and then Corporate Attorney for Western Electric Company/AT&T. Mr. Wentz is a director of Ace Limited, a Bermuda-based insurance company, and a trustee for Morristown Memorial Hospital and Drew University.

   Martin R. Hoffmann is of counsel to the Washington, D.C. law firm of Skadden, Arps, Slate, Meagher & Flom. He has been a Senior Visiting Fellow at the Center for Technology, Policy and Industrial Development of the Massachusetts Institute of Technology since 1993 and a private business consultant since 1993. From 1989 to 1993, Mr. Hoffmann served as Vice President and General Counsel of Digital Equipment Corporation. Prior to assuming this position, Mr. Hoffmann practiced law as Managing Partner of the Washington, D.C. office of Gardner, Carton and Douglas from 1977 to 1989. Mr. Hoffmann also served in various capacities at the United States Department of Defense, including General Counsel from 1974 to 1975 and Secretary of the Army from 1975 to 1977. He is a Director of Sea Change Technology, Inc. and a past Director of E-Systems Corporation.

   Executive Officers of the Company

   Richard E. Staedtler has been Senior Vice President and Chief Financial Officer of the Company since November 1994. Mr. Staedtler served as a Director of the Company from 1986 through September 1992, and as Chief Financial Officer of the Company from 1984 through June 1993, when he formed Terrapin Resources Corp. ("Terrapin") to purchase Minden Energy Corporation, then a wholly-owned subsidiary of the Company. Mr. Staedtler also serves as President of Terrapin, which provides certain administrative services to the Company. See "Certain Relationships and Related Transactions -- Transactions with Management and Others."

   Steven J. Grenfell has been Controller and Treasurer of the Company since January 1996. From August 1993 to December 1995, Mr. Grenfell served as Assistant Controller of the Company. From July 1992 to August 1993, Mr. Grenfell served as Controller of Technology Service Group, Inc. From September 1986 to July 1992, Mr. Grenfell was employed by Price Waterhouse LLP as a staff accountant, senior accountant and manager.

   Executive Officers of Significant Subsidiaries of the Company

   Ryk J. Holden is President of Marketing, a wholly-owned subsidiary of the Company engaged in gas marketing and gas merchant activities. Mr. Holden became President of Marketing in January 1995. From February 1993 until January 1995, Mr. Holden was a Vice President of Business Development and Supply of MG Natural Gas Corp. ("MGNG"), a subsidiary of Metallgesellschaft Corp. ("MG") and President of MG Gathering Corp. ("MGG"), an indirect subsidiary of MG. (See "Certain Relationships and Related Transactions.") From December 1987 through January 1993, Mr. Holden held various positions with ENRON Corp.

   Harold W. Hawkins became President of Pipeline in July 1995. From December 1992 until July 1995, Mr. Hawkins was the Manager of Operations for MGG. (See "Certain Relationships and Related Transactions.") From 1972 until 1993, Mr. Hawkins was employed in various supervisory roles by Atlantic Richfield Company ("ARCO").

   Timothy M. Murin has been the President of Production since December 1995 and has been the President of CECI since June 1993. From August 1986 to June 1993, Mr. Murin served as the Vice President -- Exploration and Production of CECI.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

   The following table summarizes all compensation earned by the Named Executives for the Company's fiscal years ending September 30, 1993, 1994 and 1995. It should be noted that Messrs. Sudhaus, Wright, Gualtieri, and Hermes were all executive officers of one or more of the Company's refining subsidiaries during the three year period ending September 30, 1995. In addition, Mr. Sudhaus was the Chief Operating Officer of the Company from February 1993 until January 3, 1996. As of September 30, 1995, the Company had discontinued all refining operations. Mr. Wright resigned from all his positions with the Company's subsidiaries as of December 22, 1995. Messrs. Gualtieri and Hermes resigned from all their positions with the Company's subsidiaries effective December 31, 1995, as did Mr. Sudhaus, effective January 1, 1996. Mr. Sudhaus did, however, continue as a Director of the Company.

                          SUMMARY COMPENSATION TABLE


                                                                            Long-Term
                                                                          Compensation
                                                                             Awards
                                                                         --------------
                                                                           Securities
                                                 Annual Compensation       Underlying                        All Other
                                    Fiscal   ------------------------       Options/                      Compensation
   Name and Principal Position       Year     Salary($)    Bonus($)         SARs(#)      Severance (3)        ($)
 --------------------------------  --------   ----------   ----------    --------------  -------------  ---------------
Joseph L. Castle II  ............    1995      $415,625    $ 59,375
 Chairman of the Board,  ........    1994       416,667     285,000                                       $  6,000(1)
 Chief Executive Officer and  ...    1993       300,000                      32,500                          9,000(1)
 Director of the Company  .......
William S. Sudhaus  .............    1995       450,000     157,500                       $240,000(4)
 Former President, Chief ........    1994       443,695     292,311          75,000                          6,000(1)
 Operating Officer of the .......    1993       409,690     122,907          37,500                          7,500(1)
 Company, former Chief ..........
 Executive Officer of  ..........
 Powerine and IRLP and ..........
 current Director of the Company.
John D.R. Wright, III  ..........    1995       279,083      65,000                                        308,000(2)(7)
 Former President and Chief  ....    1994       273,114      50,000
 Operating Officer of IRLP  .....    1993       260,250      50,000          87,500(2)
A. L. Gualtieri  ................    1995       289,361      74,900                        140,000(4)       21,748(5)
 Former President and Chief  ....    1994       333,754      53,202          50,000                        207,103(4)
 Operating Officer of  ..........    1993
 Powerine  ......................
David M. Hermes  ................    1995       201,983     118,500                        304,000(4)      140,219(8)
 Former Senior Vice  ............    1994       181,042     262,875          50,000
 President, Raw Material  .......    1993       196,875      37,500          16,666
 Supply of Indian Powerine  .....
 L.P., a wholly-owned  ..........
 subsidiary of the Company  .....

- - ------
(1) Directors' fees.

(2) Mr. Wright was granted 175,000 stock appreciation rights ("SARs") pursuant to a Bonus Payment Rights Agreement dated October 1, 1991 among Mr. Wright, IRLP and Indian Refining & Marketing, Inc. ("IR&M"), the general partner of IRLP. Pursuant to an Amendment to Agreement dated as of February 25,

    1993, IR&M, IRLP and Mr. Wright agreed to reduce the number of SARs then held by Mr. Wright from 175,000 to 87,500. In addition, the terms of the SARs held by Mr. Wright were amended to provide that (a) until the aggregate amount received by Mr. Wright upon exercise of SARs equals $2 million, each SAR would be exercisable for the sum of (i) the amount (the "Basic Value") by which the average closing price of shares of Common Stock of the Company for the 20 trading days prior to the date of exercise exceeds the base price of $8.00, plus (ii) the Basic Value up to $11.42 (the "Incremental Value"); (b) thereafter and until the aggregate Basic Value of the SARs to be exercised equals the aggregate Incremental Value received by Mr. Wright described in (a) above, Mr. Wright would not receive any amount upon the exercise of SARs; and (c) thereafter, each SAR would be exercisable for the Basic Value. In January 1996, Mr. Wright surrendered his SARs as part of his severance agreement with IRLP in consideration for a payment of $308,000. See "Employment Agreements."

(3) Represents severance expense which, although accrued in fiscal 1995, was not paid until fiscal 1996.

(4) Amounts paid as consideration for termination of prior employment contract.

(5) Consists of car allowance and vacation payout.

(6) Amounts paid as consideration for termination of prior employment contract.

(7) Proceeds received for surrender of SARs; recorded as expense in fiscal 1995 but paid in fiscal 1996.

(8) Proceeds received for exercise of SARs.

OPTION GRANTS IN LAST FISCAL YEAR (YEAR ENDED SEPTEMBER 30, 1995)

   No options were granted to Named Executives during the fiscal year ended September 30, 1995.

OPTION/SAR EXERCISES AND OPTION/SAR VALUES

   The following table shows the number of SAR's exercised during the year ended September 30, 1995 by Named Executives, the value realized upon such exercise and the total number of unexercised options and SARs held at September 30, 1995 by such officers. The table also shows the values for unexercised "in-the-money" options and SARs which represent the positive spread between the exercise price of such stock options or SARs and the fair market value of the shares of Common Stock as of September 30, 1995 which was $9.50 per share.

           AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                      FISCAL YEAR END OPTION/SAR VALUES

                                                           Number of
                                                          Securities
                                                          Underlying            Value of
                                                          Unexercised          Unexercised
                                                         Options/SARs         in-the-Money
                                                      at Fiscal Year-End      Options/SARs
                                                      (September 30, 1995) at Fiscal Year-End
                            Shares         Value              (#)                  ($)
                          Acquired on     Realized       Exercisable/         Exercisable/
         Name            Exercise (#)       ($)          Unexercisable        Unexercisable
 ---------------------   -------------   ----------    ------------------   ------------------
Joseph L. Castle II  .           0           --           91,875/8,125         $236,250/--
William S. Sudhaus  ..           0           --          85,625/26,875               --/--
John D.R. Wright, III            0           --              87,500/--               --/--
A. L. Gualtieri  .....           0           --          37,500/12,500               --/--
David M. Hermes  .....      20,000(1)     140,219        50,000/16,667               --/--

- - ------
(1) Represents the number of shares with respect to which SARs were exercised.

   Subsequent to September 30, 1995, Mr. Sudhaus surrendered all 150,000 of his SARs upon his resignation from the Company and Mr. Wright surrendered all 87,500 of his SARs as part of his severance agreement with IRLP. See "Employment Agreements".

EMPLOYMENT AGREEMENTS

   Employment Agreements among the Company and certain of its subsidiaries and the Named Executives are described below:

   Effective January 1, 1994, Joseph L. Castle II entered into an Employment Agreement with the Company pursuant to which Mr. Castle agreed to serve as Chairman and Chief Executive Officer of the Company through December 31, 1995. This agreement provided for Mr. Castle to receive annual compensation at the rate of $475,000 plus cost of living increases and discretionary bonuses to be determined by the Compensation Committee of the Board of Directors (the "Compensation Committee"). Mr. Castle's agreement also provided that he would be entitled to receive certain separation pay and benefits in the event that the Company fails to renew the agreement or following a change in control of the Company, as such event is described in the agreement. Under the agreement, a change in control included any person becoming the beneficial owner of more than 50% of the Company's voting stock or the sale of all or substantially all of the assets of the Company. Mr. Castle has agreed to waive any such payments which might have resulted from the Company's disposition of its refining operations. In addition, Mr. Castle's agreement provides certain benefits upon Mr. Castle's retirement from the Company. Upon retirement, subject to certain conditions set forth in the agreement, Mr. Castle will be entitled to receive, for life, 20% of his annual base salary, as defined in the agreement, or one of three actuarially equivalent benefits.

   Effective April 1, 1995, Mr. Castle's annual salary was reduced twenty-five percent (25%) to $356,250 with his consent. At September 30, 1995, Mr. Castle's accrued retirement benefits aggregated $984,577. The Company has not renewed Mr. Castle's employment agreement which expired December 31, 1995.

   Effective January 1, 1994, William S. Sudhaus entered into an Amended and Restated Employment Agreement with the Company pursuant to which Mr. Sudhaus agreed to serve as President and Chief Operating Officer of the Company and Chairman and Chief Executive Officer of IRLP and Powerine. This agreement provided for Mr. Sudhaus to receive annual compensation at the rate of $450,000 plus cost of living increases and bonuses based on the profitability of the refining subsidiaries, and discretionary bonuses to be determined by the Compensation Committee. The agreement also provided that Mr. Sudhaus would be entitled to receive certain separation pay and benefits following a change in control of the Company, as such event is defined in the agreement. Under the agreement, a change in control included any person becoming the beneficial owner of more than 50% of the Company's voting stock, any such person having nominated or designated more than 50% of the Company's directors, or the sale of all or substantially all of the assets of the Company.

   Effective April 1, 1995, Mr. Sudhaus agreed to a fifteen percent (15%) reduction in his annual salary to $382,500 but the agreement included a provision that such salary reduction would be restored retroactively under certain conditions, including the failure to consummate a management buyout of the Indian Refinery.

   Effective, January 1, 1996, Mr. Sudhaus resigned from all executive officer positions he held in the Company and its refining subsidiaries and the Company and Mr. Sudhaus entered into a severance agreement which was effective January 1, 1996. Under the terms of the severance agreement, Mr. Sudhaus received $240,000 from the Company and surrendered his 150,000 SARs to the Company for additional consideration of $500,000 payable over nine months. The Company has paid Mr. Sudhaus $351,112 through February 29, 1996. The remaining $388,888 is payable in equal monthly installments through September 30, 1996 but prepayment of the remaining balance is required upon the sale of substantially all of the Company's remaining assets or if certain financing is received by the Company.

   Mr. Sudhaus remains a director of the Company.

   On October 1, 1991, John D.R. Wright, III entered into an Employment Agreement with IR&M and IRLP, as amended on February 25, 1993, pursuant to which Mr. Wright agreed to serve as President and Chief Operating Officer of IR&M through January 31, 1996. This agreement provided for Mr. Wright to receive annual compensation at the rate of $250,000 plus cost of living increases and bonuses based on achievement of certain targeted levels of performance by the Indian Refinery and based on the profitability of IRLP. Mr. Wright's agreement also provided that he would be entitled to receive certain separation pay and benefits following a change in control of IRLP, as such event is described in the agreement. Under the agreement, a change in control occurs if neither the Company nor MG owns at least 50% of the equity interests in IRLP or if IRLP no longer owns at least 50.01% of the Indian Refinery. In connection with Mr. Wright's agreement, Mr. Wright was also a party to a Bonus Payment Rights Agreement, dated October 1, 1991, as amended on February 25, 1993, with IR&M and IRLP pursuant to which Mr. Wright received 87,500 SARs from IR&M.

   Effective April 1, 1995, Mr. Wright agreed to a fifteen percent (15%) salary reduction but the related agreement included a provision that such reduction would be restored under certain conditions, including the failure to consummate a management buyout of the Indian Refinery. Subsequent to September 30, 1995, Mr. Wright's salary reduction was restored retroactive to April 1, 1995.

   On December 22, 1995, Mr. Wright resigned from all positions he held in IR&M and IRLP. In January 1996, the Company and Mr. Wright entered into a severance agreement whereby Mr. Wright was paid $308,000 and Mr. Wright agreed to surrender the 87,500 SARs he owned. The $308,000 consisted of $58,000 cash and the discharge of a $250,000 note owed to IR&M by Mr. Wright.

   On April 1, 1994, A. L. Gualtieri entered into an Employment Agreement with Powerine, a wholly-owned refining subsidiary, pursuant to which Mr. Gualtieri agreed to serve as President and Chief Operating Officer of Powerine through December 31, 1995. This agreement provided for Mr. Gualtieri to receive annual compensation at the rate of $280,000 plus cost of living increases and discretionary bonuses based on achievement of certain targeted levels of performance of Powerine as determined by the Compensation Committee. Mr. Gualtieri's agreement also provided that he would be entitled to receive certain separation pay and benefits following a change in control of Powerine, as such event is described in the agreement. Under the agreement, a change in control includes any person becoming the beneficial owner of more than 50% of the Company's or Powerine's voting stock or the sale of all or substantially all of the assets of Powerine. Mr. Gualtieri was elected Chairman and Chief Executive Officer of Powerine, in addition to President, in February 1995.

   In November 1995, Mr. Gualtieri informed Powerine that he would resign as of December 31, 1995. Powerine and Mr. Gualtieri were unable to agree upon the amount of compensation to which Mr. Gualtieri was entitled under his employment agreement as a result of his resignation. In December 1995, Powerine paid Mr. Gualtieri $140,000 as severance compensation. Effective January 16, 1996 Powerine sold its remaining assets pursuant to a merger with a subsidiary of Energy Merchant Corp. ("EMC") and EMC became responsible for Mr. Gualtieri's unsatisfied severance compensation claims.

   On February 14, 1992, David M. Hermes entered into an Employment Agreement with IR&M, Powerine and IP Oil Company ("IPCO"), another wholly-owned refining subsidiary of the Company, as amended on

March 1, 1993, March 2, 1994 and May 9, 1994, pursuant to which Mr. Hermes agreed to serve as Senior Vice President, Raw Material Supply of IR&M, Powerine and IPCO through February 28, 1997. The agreement, which was guaranteed by the Company, provided for Mr. Hermes to receive annual compensation at the rate of $200,000 plus cost of living increases and discretionary bonuses based on achievement of certain targeted levels of performance by IR&M. In addition, Mr. Hermes was advanced $75,000 in 1992, which amount was either to be applied against Mr. Hermes' future compensation or to be repaid if Mr. Hermes' employment was terminated under certain circumstances prior to February 29, 1996. In connection with Mr. Hermes's agreement, Mr. Hermes also entered into a Bonus Payment Rights Agreement, dated February 12, 1992, pursuant to which Mr. Hermes received 20,000 SARs which were exercised on November 4, 1994, for which Mr. Hermes received $140,219.

   In January 1996, the Company and Mr. Hermes entered into a severance agreement, which was effective December 31, 1995. Under the terms of the severance agreement, Mr. Hermes resigned from all of his positions with IR&M, Powerine and IPCO. In return, the Company agreed to pay Mr. Hermes $304,000 and discharged a $75,000 advance from the Company to Mr. Hermes. Of this amount, $152,500 had been paid by February 28, 1996. The remaining $151,500 is payable in equal monthly installments through August 31, 1996.

   As of February 28, 1996, neither the Chief Executive Officer nor any of the Named Executive officers had an employment contract with the Company, although Mr. Castle is entitled to retirement benefits from his employment contract which terminated December 31, 1995. All of the Named Executive officers, other than Mr. Castle, have terminated their positions with the Company and its subsidiaries except Mr. Sudhaus who continues as a Director of the Company.

1992 EXECUTIVE EQUITY INCENTIVE PLAN ("INCENTIVE PLAN")

   The Company established the 1992 Executive Equity Incentive Plan (the "Incentive Plan") to increase the ownership of Common Stock of the Company by those non-union key employees (including officers and Directors who are employees) and Directors who are not employees of the Company or its subsidiaries ("Outside Directors") who contribute to the continued growth, development and financial success of the Company and its subsidiaries, and to attract and retain key employees and Directors and reward them for the Company's profitable performance.

   The Incentive Plan provides that an aggregate of 562,500 shares of Common Stock will be available for awards in the form of stock options, including incentive stock options and nonqualified stock options, generally at prices at or in excess of market price on the date of grant. As of September 30, 1995, options to purchase 543,834 shares of Common Stock were outstanding of which 284,267 were exercisable.

   Unexercised options terminate one year after a grantee's termination of employment by death or permanent disability, and 90 days after normal retirement. If a grantee's employment is terminated for any reason other than by death, retirement or permanent disability, any options of such grantee exercisable as of the date of such termination must be exercised within three months.

   The Incentive Plan is administered by the Compensation Committee. During the fiscal year ended September 30, 1995, the Compensation Committee awarded 115,000 options. Theses consisted of options to purchase 50,000 shares of common stock at $13.25 per share, to an executive officer of the Company, options to purchase 25,000 shares of common stock at $11.63 per share to an officer of a subsidiary, options to purchase 20,000 shares of common stock at $11.75 per share and options to purchase another 20,000 shares of common stock at $9.00 per share in each case to Outside Directors of the Company. No options were issued to the Chief Executive Officer or the Named Executive officers during the fiscal year ended September 30, 1995.

   On November 17, 1994, the Board of Directors of the Company approved an amendment pursuant to which each Outside Director will automatically be granted an option to purchase 5,000 shares of common stock each calendar year. The Amendment was approved by the stockholders at the Company's Annual Meeting of Shareholders on June 5, 1995 and was the basis for the awards of an aggregate of 40,000 options to the Outside Directors.

RETENTION BONUS PROGRAM

   On March 17, 1994, the Compensation Committee approved a retention bonus program (the "Retention Bonus Program") pursuant to which the Compensation Committee could, in its sole discretion, award a retention bonus to any covered executive in any calendar quarter during which the Retention Bonus Program is in effect. The covered executives included each of the Named Executives. Each retention bonus award could include one or both of: (a) an acceleration of the payment of a designated percentage of the covered executive's then current annual performance bonus, not to exceed 100% of such performance bonus prorated on a quarterly basis; and (b) the payment of an additional bonus which for any quarter may not aggregate more than 7.5% of such executive's base salary. The Retention Bonus Program also contemplated that a retention bonus pool be established for employees other than the covered executives. The Compensation Committee could have made retention bonus awards from this bonus pool in its sole discretion. The Board of Directors terminated the Retention Bonus Program effective December 31, 1994.

   During the fiscal year ended September 30, 1995, Mr. Castle earned and received $59,375, Mr. Sudhaus earned and received $157,500 and Mr. Gualtieri earned and received $74,900 under the Retention Bonus Program. Mr. Hermes earned and received a discretionary bonus of $118,500.

PENSION PLANS

   The Company has no defined benefit pension plans.

   IRLP Retirement Plan. IRLP established a defined benefit retirement plan (the "IRLP Retirement Plan") commencing January 1, 1991. All employees of IRLP and IPLP, including officers, were eligible for benefits under the IRLP Retirement Plan commencing on the first January 1 after attaining 20.5 years of age and five years of service with IRLP or IPLP. The IRLP Retirement Plan is administered by a trustee and is funded at amounts required by the Employee Retirement Income Security Act of 1974, as amended.

   The table below shows the estimated annual retirement benefits at age 65 to participants in the IRLP Retirement Plan.

                              PENSION PLAN TABLE

  Average Earnings                         Years of Service(1)
 --------------------   ----------------------------------------------------------
                            15          20          25          30           35
                        ---------   ---------    ---------   ---------   ---------
$125,000                 $14,880     $19,840     $24,800     $29,760      $34,720
$150,000 and greater      16,755      22,340      27,925      33,510       39,095


- - ------
(1) Employees are generally entitled to annual retirement benefits equal to 1.1% of average earnings up to compensation covered by social security and 0.5% of average earnings that exceed compensation covered by social security, up to a maximum of $150,000. Such annual benefit is multiplied by the years of service up to a maximum of 35 years. Average earnings are generally computed based upon all salary and bonuses received by each eligible employee during the five highest paid compensation years during the last ten years before retirement. Employees may retire at age 65 or at age 62 if they have 20 years of vested service.

   As of September 30, 1995, the Named Executives were credited under the IRLP Retirement Plan with the years of service indicated: William S. Sudhaus, five years; John D.R. Wright III, four years; and David M. Hermes, four years.

   On December 12, 1995, IRLP sold the Indian Refinery to American Western Refining L.P. ("American Western"), a subsidiary of Gadgil Western Corp ("Gadgil"). As part of the sale, the IRLP Retirement Plan was transferred to American Western.

   IRLP 401(k) Plan. IRLP sponsored a tax savings 401(k) plan (the "IRLP 401(k) Plan") for employees of IRLP, IPLP and the Company. All employees of IRLP and IPLP hired after January 31, 1991 became eligible to participate in the IRLP 401(k) Plan on the January 1 immediately following the date on which the employee has completed 500 hours of eligible service in the six-month period. Effective July 1, 1994, employees of the Company also became eligible to participate in the IRLP 401(k) Plan.

   Employees participating in the IRLP 401(k) Plan were permitted to authorize their respective employer to contribute up to 15% of their gross compensation to the IRLP 401(k) Plan. Such employer will match such voluntary employee contributions up to 3% of employee gross compensation. Employees' contributions to the IRLP 401(k) Plan may not exceed thresholds set by the Secretary of the Treasury. In calendar years 1995 and 1994, the thresholds were $9,240 and $8,994, respectively.

   Employee contributions to the IRLP 401(k) Plan vested immediately. Employer contributions to the IRLP 401(k) Plan vest as follows:

  Years of Service Completed        Percentage of Employer Contributions Vested
 ------------------------------   ---------------------------------------------
               3                                      25%
               4                                      50%
               5                                      75%
               6                                     100%


   During the fiscal year ended September 30, 1995, IRLP, IPLP and the Company contributed matching contributions in the amounts indicated: Mr. Castle $4,015, Mr. Sudhaus $6,075, Mr. Wright $9,694 and Mr. Hermes $6,670.

   On December 12, 1995, the IRLP 401(k) Plan was transferred to American Western in connection with the sale of the Indian Refinery described above.

   Powerine Retirement Plan. Although Powerine does not have a defined benefit plan, Powerine did sponsor a defined contribution retirement plan (the "Powerine Retirement Plan") for its eligible employees. Employees who had attained age 21 and who had completed one year of service became eligible to participate in the Powerine Retirement Plan on the January 1st or July 1st immediately following the date on which the employee satisfied such eligibility requirements. Pursuant to the terms of the Powerine Retirement Plan, Powerine contributed an amount equal to 2.5% of each participant's compensation which is equal to or less than the Social Security Taxable Wage Base and 5% of each participant's compensation which is greater than the Social Security Taxable Wage Base. In calendar years 1995 and 1994, the Social Security Taxable Wage Bases were $61,200 and $60,600, respectively.

   Powerine's contributions to the Powerine Retirement Plan vested as follows:

  Years of Service Completed        Percentage of Employer Contributions Vested
 ---------------------------        -------------------------------------------
                2                                      20%
                3                                      40%
                4                                      60%
                5                                      80%
                6                                     100%

   During the fiscal year ended September 30, 1995 Powerine contributed $5,985 to the Powerine Retirement Plan on behalf of Mr. Gualtieri.

   In July 1995, Powerine ceased operations. On August 31, 1995, the Powerine Retirement Plan was terminated.

   Powerine 401(k) Plan. Powerine sponsored a tax savings 401(k) plan (the "Powerine 401(k) Plan") for its employees. Employees who had attained age 21 and had completed one year of service became eligible to participate in the Powerine 401(k) Plan on the January 1st or July 1st immediately following the date on which the employee satisfied such eligibility requirements. Employees participating in the Powerine 401(k) Plan could authorize Powerine to contribute up to 10% of their gross compensation to the Powerine 401(k) Plan. Powerine matched such voluntary employee contributions up to 5% of employee gross compensation. Employees' contributions to the Powerine 401(k) Plan could not exceed the thresholds described above for the IRLP 401(k) Plan, as set by the Secretary of the Treasury.

   Employee contributions to the Powerine 401(k) Plan vested immediately. Powerine's contributions to the Powerine 401(k) Plan vested as follows:

  Years of Service Completed        Percentage of Employer Contributions Vested
 ---------------------------        -------------------------------------------
                2                                       20%
                3                                       40%
                4                                       60%
                5                                       80%
                6                                      100%

   During the fiscal year ended September 30, 1995, Powerine contributed matching contributions of $4,239 on behalf of Mr. Gualtieri.

   In August 1995, the Powerine 401(k) Plan was terminated.

SECTION 16 COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers, directors and owners of more than 10% of any class of the Company's securities registered pursuant to
Section 12 of the Exchange Act to file reports of ownership and changes in ownership with the Commission. The Commission's rules also require such persons to furnish the Company with a copy of all Section 16(a) reports that they file.

   Based solely on a review of the copies of the reports which the Company received and written representations from certain persons, the Company believes that, except as set forth below, all such reporting persons complied with such requirements:

   W. Arthur Benson, a director of the Company until June 5, 1995, did not file a Form 4 report with respect to four transactions in June and July 1995, which transactions have since been reported on a Form 5.

   Richard E. Staedtler, the Company's Chief Financial Officer, was approximately three months late in filing a Form 5 for fiscal 1995 reporting one exempt grant of options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   During fiscal 1995, the Compensation Committee consisted of Sheldon M. Bonovitz, Chairman, John W. Sullivan and, until his cessation of service as a director on June 5, 1995, Warren V. Musser.

   During fiscal 1995, the Company engaged the law firm of Duane, Morris & Heckscher, of which Mr. Bonovitz is Vice Chairman and a partner, to provide legal services for the Company. In May 1995, Duane, Morris & Heckscher became general counsel of the Company.

   On December 11, 1991, John W. Sullivan and a financial institution entered into a Loan Agreement with the Company pursuant to which Mr. Sullivan loaned the Company $250,000 (the "Sullivan Loan"). The Sullivan Loan matures on June 30, 1996 and earns interest at the annual rate of LIBOR plus one-half of one percent established in advance on November 21 of each year while the Sullivan Loan is outstanding. Interest is payable annually on December 31 of each year and at maturity of the Sullivan Loan. The Company may elect to pay interest in either cash or Common Stock. Should the Company elect to pay interest in Common Stock, Mr. Sullivan may elect to capitalize the interest in lieu of accepting the Common Stock. The Company paid $8,139 to Mr. Sullivan as interest during the year ended September 30, 1995. The Company repaid $125,000 for the Sullivan Loan subsequent to September 30, 1995. The remaining principal balance is payable in two installments of $62,500 each on March 31, 1996 and June 30, 1996.

   Mr. Bonovitz resigned as a Director on October 6, 1995. Mr. Sullivan resigned as a director on January 5, 1996.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   Overall Policy. This report is provided by the Compensation Committee to assist stockholders in understanding the Compensation Committee's objectives and procedures in establishing the compensation of the

Company's Chief Executive Officer and other executive officers. As of September 30, 1995, the Compensation Committee consisted of two directors, Messrs. Sullivan and Bonovitz, neither of whom was ever an employee of the Company. Subsequent to September 30, 1995, both of these directors resigned. The current Compensation Committee is comprised of two new directors, Messrs. Wentz and Hoffmann, both of whom were never employees of the Company and one director, Mr. Sudhaus, who was previously an executive officer of the Company and several of its subsidiaries but who resigned from such capacities in January 1996. This report describes the objectives and procedures which the Compensation Committee continues to follow and, with respect to the "Compensation of the Chief Executive Officer," information gained from discussions with the directors who were members of the Compensation Committee at the time compensation decisions were made. The Compensation Committee's role is to assure that the compensation strategy of the Company is aligned with the interest of the stockholders and that the Company's compensation structure will allow for fair and reasonable base salary levels and the opportunity for senior executives to earn short-term and long-term compensation that reflects both Company and individual performance as well as industry practice. The Company has, from time to time, utilized the expertise of independent compensation consultants in discharging its responsibilities.

   The Company's executive compensation programs are designed to retain and reward executives who are successful in helping the Company achieve its business objectives. The key components of the executive compensation program are base salary, annual incentive awards and equity participation. These components are administered with the goal of providing total compensation that is competitive with the median compensation levels in the external marketplace. Median competitive levels are determined using published survey information and analyzing similar companies' public data. Similar companies are identified on the basis of industry, size and growth stage as a comparable peer group. These companies may differ from year to year and are not necessarily the same peer group used for purposes of the performance graphs. The program also recognized meaningful differences in individual performance. Each year the Compensation Committee reviews the elements of executive compensation to insure that the total compensation program, and each of its elements, meets the overall objectives discussed above.

   Base Salary. Executive officers' salaries (and salary increases, which are reviewed annually) are determined on a subjective basis with consideration given to the level of job responsibility, the competitiveness of the executives' salaries to the external marketplace and the degree to which the executive's individual objectives have been achieved. Individual objectives vary by business unit and strategic business goals. These factors are not considered on any formula basis.

   Annual Bonus Program. Bonus payments are subjectively determined and are designed to reward and encourage individual excellence. In determining whether to award a discretionary bonus, the Compensation Committee considers the individual's special achievements, such as his contribution to actions taken during the past year that contribute to the strategic growth and competitiveness of the Company. Bonus payments tend to reflect results of the most recent fiscal year and thus emphasize achievement of short-term business plans. For certain refining executives, however, bonuses were determined by reference to certain targeted levels of operational performance, such as revenue or net operating income, or certain subsidiaries' aggregate pre-tax earnings.

   Until December 31, 1994, the Company also maintained a Retention Bonus Program pursuant to which the Compensation Committee had the discretionary authority to award a retention bonus to any covered executive in any calendar quarter during which the Retention Bonus Program was in effect. The purpose of the Retention Bonus Program was to provide an incentive for covered executives to remain employed and focused on their job responsibilities during a period of substantial uncertainty concerning the Company's business relationships with MG. Under the Retention Bonus Program, each retention bonus award could include one or both of: (a) an acceleration of the payment of a designated percentage of the covered executive's then current annual performance bonus, not to exceed 100% of such performance bonus pro rated on a quarterly basis; and (b) the payment of an additional bonus which for any quarter may not aggregate more than 7.5% of such executive's base salary. The Retention Bonus Program was terminated December 31, 1994.

   Equity Participation. The Compensation Committee believes that it is in the Company's best interests to grant stock options to executive officers in order to align the interests of those executive officers with the stockholders and to maximize long-term stockholder value. The purpose of the Company's 1992 Executive Equity Incentive Plan (the "Incentive Plan"), approved by the stockholders of the Company in May 1993, is to increase the ownership of Common Stock of the Company by those key employees who contribute to the continued growth, development and financial success of the Company and its subsidiaries and to attract and retain key employees and reward them for the Company's profitable performance. The Incentive Plan is administered by the Compensation Committee.

   Targeted award ranges are determined by taking into account competitive marketplace practice. Actual individual awards are subjectively determined based on those competitive practices and on such factors as the recipient's position, annual salary and individual and Company performance as well as historical equity grants and ownership positions. The Compensation Committee believes that equity participation helps create a long- term partnership between management/owners and other stockholders. The policy of granting stock options on a regular basis and encouraging stock ownership has played a strong part in retaining an excellent team of executives and managers.

   Compensation of the Chief Executive Officer. The Compensation Committee considers the same factors described above in determining the salary of Mr. Castle, the Chairman and Chief Executive Officer of the Company. Mr. Castle's salary earned in fiscal 1995 was $415,625, a decrease of $1,042 from fiscal 1994. Mr. Castle's salary for the first six months of fiscal 1995 was $237,500 ($475,000 on an annual basis). Effective April 1, 1995, Mr. Castle's annual salary was reduced 25% to $356,250, resulting in a salary of $178,125 for the last six months of fiscal 1995. This reduction was part of a broad-based reduction in officer salaries that occurred after, and indirectly because of, the termination of the initial attempt to raise financing for the sale of the Company's two refineries to CORE.

   Mr. Castle was awarded a bonus of $59,375 during the first quarter of the fiscal year ended September 30, 1995 under the Company's Retention Bonus Program.

   Mr. Castle was not awarded any stock options in fiscal 1995. Stock option information with respect to executive officers, including Mr. Castle, is reflected in the tables included in this proxy statement.

   Tax Deductibility of Executive Compensation. The Omnibus Budget Reconciliation Act (OBRA) of 1993 added Section 162(m) to the Internal Revenue Code. This section eliminates a company's tax deduction for any compensation over one million dollars paid to any one of the five executives who appear in the Summary Compensation table included in this proxy statement, subject to several statutory exceptions. The Company desires to preserve the tax deductibility of all compensation paid to its executive officers and other members of management. The Company and its subsidiaries did not pay any of the five Named Executives over one million dollars in fiscal 1995. However, the Compensation Committee may make awards or approve compensation that does not qualify for the compensation deduction if, taking into consideration the relevant factors in existence at the time, the Compensation Committee believes it is in the Company's interest to do so.

Compensation Committee:
Martin R. Hoffmann
William S. Sudhaus
Sidney F. Wentz (Chairman)

PERFORMANCE GRAPHS

   Until September 30, 1994, the Company's primary business was refining. As of September 30, 1995, the Company had sold/retired its refining assets and accounted for refining operations as discontinued operations retroactively. As a result, two performance graphs are included in this proxy. The first performance graph is based upon comparison with other refining companies and the peer group of other refining companies is the same group that appeared in the performance graph in the Company's 1995 proxy, except for the deletion of one company whose refining results are no longer publicly available. The second performance graph is based upon a peer group of natural gas marketing and transmission companies and is applicable to the Company's continuing operations.

PERFORMANCE GRAPH

            Comparison of Five Year-Cumulative Total Returns(1)
                  Among the Company, the NASDAQ Stock Market
       (U.S. Companies Only) and the Company's Refining Peer Group(2)


   $400 |------------------------------------------------------------------|
        |                                                                  |
        |                                                                  |
        |                                                                  |
        |                                                                  |
        |                                                             &    |
   $300 |------------------------------------------------------------------|
        |                                                                  |
        |                                                                  |
        |                                                                  |
        |                                                  &               |
        |                                     &                            |
   $200 |------------------------------------------------------------------|
        |                         &                                        |
        |                                                             #    |
        |                &                                 #               |
        |                                     #                            |
        |               #                                                  |
   $100 |*&#----------------------#----------------------------------------|
        |                                                                  |
        |                                     *            *               |
        |               *                                             *    |
        |                         *                                        |
        |                                                                  |
   $   0|----|----------|---------|-----------|-----------|-----------|----|
          9/28/90    9/30/91   9/30/92     9/30/93     9/30/94     9/29/95


        * = Castle Energy Corporation               & = NASDAQ Stock Market
                          # = Self-Determined Peer Group

                                                   Five Year Total Return
                                 ----------------------------------------------------------
                                 1990       1991      1992       1993       1994       1995
                                 ----       ----      ----       ----       ----       ----
Castle Energy Corporation   *     100        38.6      27.3       70.5       72.7      43.2
NASDAQ Stock Market         &     100       157.3     176.3      231.0      232.8     321.5
Self-Determined Peer Group  #     100       110.3      96.6      134.0      142.9     146.1

- - ------
(1) Assumes $100 invested on September 30, 1990 in the Company's Common Stock, the Nasdaq Stock Market (Market Index for U.S. Companies only) and the Peer Group (as hereinafter defined).

(2) The Peer Group selected by the Company is comprised of the following companies, all of which are included in SIC Code 291 (Petroleum Refining): Ashland Oil Inc., Crown Central Petroleum Corp., Diamond Shamrock Inc., Ultramar Corp., Holly Corp. and Tosco Corp.

PERFORMANCE GRAPH

            Comparison of Five Year-Cumulative Total Returns(1)
                  Among the Company, the NASDAQ Stock Market
               (U.S. Companies Only) and the Company's Natural
                Gas Marketing and Transmission Peer Group(2)


   $400 |------------------------------------------------------------------|
        |                                                                  |
        |                                                                  |
        |                                                                  |
        |                                                                  |
        |                                                             &    |
   $300 |------------------------------------------------------------------|
        |                                                                  |
        |                                                                  |
        |                                                                  |
        |                                      &           &               |
        |                                                                  |
   $200 |------------------------------------------------------------------|
        |                         &                                        |
        |                                                                  |
        |                &                                                 |
        |                                     #                       #    |
        |               #                                  #               |
   $100 |*&#----------------------#----------------------------------------|
        |                                                                  |
        |                                     *            *               |
        |               *                                             *    |
        |                         *                                        |
        |                                                                  |
   $   0|----|----------|---------|-----------|-----------|-----------|----|
          9/28/90    9/30/91   9/30/92     9/30/93     9/30/94     9/29/95


        * = Castle Energy Corporation               & = NASDAQ Stock Market
                          # = Self-Determined Peer Group

                                                   Five Year Total Return
                                 ----------------------------------------------------------
                                 1990       1991      1992       1993       1994       1995
                                 ----       ----      ----       ----       ----       ----
Castle Energy Corporation   *     100        38.6     27.3       70.5       72.7       43.2
NASDAQ Stock Market         &     100       157.3    176.3      231.0      232.8      321.5
Self-Determined Peer Group  #     100        90.1    101.7      135.4      108.1      117.8


- - ------
(1) Assumes $100 invested on September 30, 1990 in the Company's Common Stock, the Nasdaq Stock Market (Market Index for U.S. Companies only) and the Peer Group (as hereinafter defined).

(2) The Peer Group selected by the Company is comprised of the following companies, all of which are involved in natural gas marketing and transmission: Mitchell Energy & Development Corp., Noram Energy Corp., Texas Gas Corp. Development., Western Gas Resources Inc., NGC Corp., Panhandle Eastern Corp. and Texas Power Corp.

                   BOARD OF DIRECTORS AND BOARD COMMITTEES

1995 BOARD MEETINGS

   The Board of Directors of the Company held 18 meetings during the fiscal year ended September 30, 1995. During such fiscal year, each of the incumbent Directors attended not less than 75% of the total number of meetings of the Board of Directors and of the Committees of the Board of Directors on which such Director served.

BOARD COMMITTEES

   The Audit Committee consisted of Mr. Sullivan, Chairman; and Mr. Bonovitz for the period October 1, 1994 to September 30, 1995. Subsequent to September 30, 1995, Messrs. Bonovitz and Sullivan resigned as directors and members of the Audit Committee. At the present time, the Company's three outside directors, Messrs. Hoffmann (Chairman), Wentz and Sudhaus, comprise the Audit Committee. The functions of the Audit Committee are to: (a) recommend the appointment of the Company's independent accountants; (b) review the financial reports of the Company; (c) monitor the effectiveness of the independent audit; (d) assure that the scope and implementation of the independent audit is not restricted or the independence of the independent accountants compromised; (e) review the independent accountants' reports to management on internal controls and recommend such actions as may be appropriate; and (f) review and approve the engagement by management of all non-audit and special services involving in the aggregate, fees to the Company's independent accountants in excess of $15,000 per year. The Audit Committee held three meetings during the fiscal year ended September 30, 1995.

   The Company has not established a nominating committee.

   The Compensation Committee consisted of Mr. Bonovitz (Chairman), Mr. Musser and Mr. Sullivan for the period October 1, 1994 until June 5, 1995. On June 5, 1995 Mr. Musser resigned as a Director and member of the Compensation Committee. Subsequent to September 30, 1995, Messrs. Bonovitz and Sullivan also resigned as directors and members of the Compensation Committee. At the present time, the Company's Compensation Committee is comprised of the Company's three Outside Directors, Messrs. Wentz (Chairman), Hoffmann and Sudhaus. The Compensation Committee establishes overall compensation programs and policies for the Company. The Compensation Committee monitors the selection and performance, as well as reviews and approves the compensation, of key executives, and administers the Incentive Plan. The Compensation Committee held two meetings during the fiscal year ended September 30, 1995.

COMPENSATION OF DIRECTORS

   All of the Outside Directors are paid director's fees of $25,000 per year. In addition, all Directors received fees for attending meetings of the Board of Directors. Until March 23, 1995, the fee per meeting was $1,500. Thereafter, it was reduced twenty-five percent (25%) to $1,125. Committee members also receive a fee for attending a committee meeting. Such fee was $500 per meeting until March 23, 1995 and $375 per meeting thereafter.

   In addition each Outside Director is granted an option to purchase 5,000 shares of Common Stock each calendar year on the earlier to occur of (a) the first trading day coinciding with or immediately following the fifteenth day after the Company's regular Annual Stockholders' Meeting or (b) the first trading day in May, for serving as a director. The Company issued to each of Messrs. Bonovitz and Sullivan options to purchase 5,000 shares of Common Stock at $11.75 per share for 1994 and options to purchase another 5,000 shares of Common Stock at $9.00 per share for 1995.

   In addition to the foregoing, Mr. Sullivan was paid a special fee of $40,000 related to meetings concerning the disposition of the Company's refining operations.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH MANAGEMENT AND OTHERS

STOCKHOLDER LOAN

   See "Compensation Committee Interlocks and Insider Participations."

LEGAL FEES

   Mr. Craig Culbertson, a former officer of the Company and several of its subsidiaries, is also a partner in a law firm. The law firm served as general counsel to the Company until May 1995 and has remained as special counsel thereafter. Subsequent to September 30, 1995, Mr. Culbertson resigned from all positions he held in the Company and its subsidiaries. During the year ended September 30, 1995, the Company and its subsidiaries incurred legal fees of $2,593,000 to the law firm.

LOAN TO OFFICER

   On February 26, 1993, John D.R. Wright, III, an officer of a subsidiary, was loaned $250,000. The principal amount of the loan was due and payable in full on the earlier of January 31, 1996 or the termination of the officer's employment. The loan accrued interest at the prime rate in effect on the date of the loan as adjusted each January 1. Mr. Wright terminated his employment on December 22, 1995. The loan and accrued interest was offset against amounts due to Mr. Wright for his surrender of his stock appreciation rights (see "Executive Compensation").

MANAGEMENT FEES

   On March 31, 1993, the Company entered into an agreement to sell to Terrapin its oil and gas partnership management businesses for $1,100,000 ($800,000 note bearing interest at 8% per annum and $300,000 cash) which approximated the book value of its partnership interests. The closing of the stock purchase transaction occurred on June 30, 1993. Terrapin is wholly-owned by Richard Staedtler. The note was repaid in December 1994. Mr. Staedtler was an executive officer of the Company from September 1983 until June 1993. In November 1994, he rejoined the Company as its Chief Financial Officer.

   In conjunction with the sale of its partnership management business, the Company and one of its subsidiaries entered into two management agreements with Terrapin to manage its exploration and production operations. Management fees incurred to Terrapin for the year ended September 30, 1995 aggregated $584,000.

PAYMENT OF LEGAL FEES FOR FORMER DIRECTOR

   In conjunction with its settlement with MG in October 1994, the Company paid certain legal fees incurred by Mr. W. Arthur Benson, who was a director of the Company until June 5, 1995. During the year ended September 30, 1995, the Company paid $327,000 of legal fees on behalf of Mr. Benson.

CORE REFINING CORPORATION

   In October 1994, the Company decided to dispose of its refining operations. During the period from October 14, 1994 until September 29, 1995, the Company financed three efforts to sell both or one of its two refineries to CORE (previously SIPAC, Inc.). CORE is wholly-owned by Mr. William Sudhaus. Until his resignation in January 1996, Mr. Sudhaus was an executive officer of the Company and the Chairman of the Board and Chief Executive Officer of several refining subsidiaries of the Company. He remains a director of the Company. Under the terms of agreements with CORE, the Company was obligated to reimburse CORE for certain expenses paid by CORE in its attempts to obtain financing for a management buyout of one or both of the Company's refineries. Such agreements also provided that the Company would be repaid for most of such funding should CORE be successful. In September 1995, the final CORE attempt to obtain financing failed. During the year ended September 30, 1995, the Company and its subsidiaries incurred $3,768,000 of reimbursement obligations related to CORE.

EXERCISE/DISCHARGE OF SARS

   In November 1992, the Company granted William Sudhaus, an executive officer, 112,500 SARs in exchange for his partnership interests in IRLP. The exercise price was $6.00. In June 1993, the Company granted Mr. Sudhaus an additional 150,000 SARs in exchange for the remaining partnership interests in IRLP owned by Mr. Sudhaus. The exercise price was $12.50. In November 1994, Mr. Sudhaus received $1,026,035 upon exercising the first 112,500 SARs. In January 1996, Mr. Sudhaus exchanged the remaining 150,000 SARs for $500,000.

CERTAIN BUSINESS RELATIONSHIPS

MG AND ITS AFFILIATES

   Immediately prior to the MG Settlement described in greater detail below, in excess of 40% of the Company's outstanding common stock was owned by Metallgesellschaft Corp. ("MG"), a wholly-owned subsidiary of Metallgesellschaft AG ("MG AG"), a German conglomerate. From August 1989 until the MG Settlement, the Company and its subsidiaries entered into many agreements with MG and its affiliates, including agreements pursuant to which MG and its affiliates financed the Company's refining and natural gas marketing operations, purchased all of the Company's refined product output, and supplied natural gas to the Company for resale under a long-term contract to a third party. In December 1993, the Company was informed that MG and MG AG had incurred substantial cash expenditures and losses related in part to margin payments required by the New York Mercantile Exchange and various over-the-counter derivatives trading counterparties as a result of a decline in oil prices. Thereafter, in its annual report issued in February 1994, MG AG announced that its consolidated net loss for fiscal 1993 was DM 2.025 billion ($1.241 billion).

   As a result of the financial difficulties surrounding MG and its affiliates, the Company became concerned that MG and its affiliates would be unable to perform their obligations under their agreements with the Company or might seek to avoid performance through litigation challenging the validity of some or all of such agreements. Although the Company believed it would be successful in any litigation seeking to enforce the agreements, the Company also believed that the risks and substantial costs of such litigation, including the risk of being unable to collect any damages which might be awarded, as well as the disruption to the Company's business, made litigation undesirable. In addition, the Company believed that MG might enter bankruptcy and seek to reject some or all of such agreements, in which case the Company would be likely to recover little if any damages. In addition, relationships between the Company and MG, as a major stockholder of the Company, had become adversarial, which the Company believed was not in the best interests of the Company or its other stockholders. Accordingly, in July 1994 the Company and MG commenced negotiations to attempt to restructure the contractual and other relationships between MG and its affiliates and the Company and its affiliates.

   On August 31, 1994, the Company entered into two agreements with MG and certain of its affiliates pursuant to which the parties thereto agreed to amend or terminate a number of contractual relationships among them (the "MG Settlement"). In the first step of the MG Settlement, which closed on September 9, 1994, MG transferred 3.6 million shares of Common Stock to the Company in exchange for approximately $39.8 million of participations the Company held in debt obligations of the Company and its affiliates to MG Trade Finance Corp. ("MGTFC"), a wholly-owned subsidiary of MG.

   In the second step of the MG Settlement, which closed on October 14, 1994, MG (a) cancelled certain debt obligations owed to MGTFC by the Company and its affiliates, and assumed IRLP's obligations under its $120 million senior facility with Societe Generale (the "Senior Facility"), together totaling approximately $322 million, (b) transferred back to the Company the remaining 969,000 shares of Common Stock held by MG and a $5.5 million debenture convertible into 500,000 shares of Common Stock, (c) issued to the Company a $10 million note payable in three years (the "MG Note"), (d) terminated all of its interests in the Company's natural gas operations and (e) agreed to supply all crude oil necessary for the Company to meet its delivery obligations under a forward sale contract with a third party entered into in September 1993. In exchange for the foregoing, IRLP and Powerine (i) amended their offtake agreements (the "Indian Offtake Agreement" and the "Powerine Offtake Agreement," respectively and collectively the "Offtake Agreements") to terminate effective February 1, 1995 although sales under the Powerine Offtake Agreement were to continue subsequently, (ii) amended their working capital facilities to terminate on March 31, 1995, and (iii) transferred to MG certain of the Company's participations in debt obligations of the Company and its affiliates to MGTFC. In connection with the MG Settlement, IRLP and MGNG also entered into a four-year natural gas swap agreement.

   As a result of the MG Settlement, MG's ownership of the Company's common stock was reduced to zero and most of the related party transactions between MG and its affiliates and the Company and its affiliates were terminated or restructured except as outlined below. Furthermore, as of October 14, 1994, the consummation of the MG Settlement, MG and its affiliates ceased to be a related party.

   On April 14, 1995, Powerine repaid all of the indebtedness owed by it to MGTFC, including $10,828,000 of disputed amounts (the "Disputed Amount"). On the same day, the Company and two of its subsidiaries and MG and two of its subsidiaries entered into the Payoff Loan and Pledge Agreement ("Payoff Agreement"), which provided the following:

       a. MG released Powerine from all liens and claims.

       b. MG loaned the Company $10,000,000.

       c. Powerine transferred its claim with respect to the Disputed Amount to the Company.

       d. The claim with respect to the Disputed Amount was submitted to binding arbitration (the "Powerine Arbitration").

       e. MG can offset the $10,000,000 loan to the Company against the $10,000,000 MG note it issued to the Company as part of the MG Settlement, to the extent the arbitrator decides the claim with respect to the Disputed Amount in MG's favor.

   The Disputed Amount relates primarily to disputes over the prices paid by subsidiaries of MG for 388,500 barrels of refined products lifted by MG
Refining and Marketing, Inc. ("MGR&M"), a wholly-owned subsidiary of MG, and nonpayment for refined products that were processed after January 31, 1995 that MGRM was obligated to, but did not lift and pay for. To the extent that the arbitrator decides in favor of the Company, the Company's note to MG will be reduced and the net amount due to the Company from MG will be increased.
If the arbitrator settles the Disputed Amount entirely in the Company's favor, the Company's note to MG will be cancelled and MG will still owe the Company its $10 million note (due October 14, 1997). If the arbitrator settles the Disputed Amount entirely in MG's favor, the Company's note from MG will be discharged. In such case, the Company's future earnings will also be adversely impacted since the Company has not recorded any reserve against the note.

   On September 8, 1995, the Company filed its Statement of Claim and Memorandum. On December 6, 1995, MG filed its Notice of Defense and Response to Claimant's Statement of Claim and Memorandum. The Company filed a reply on February 14, 1996, and the parties are proceeding with discovery as to the amount of damages. The Company expects the arbitration to be settled during the fourth quarter of fiscal 1996.

   In January 1996, MG did not pay interest on the $10,000,000 note when such interest was due. As a result, the entire note is due to be paid to the escrow account for the Powerine Arbitration. The Company has demanded that MG pay the entire note.

DUANE, MORRIS & HECKSCHER

   During the period from October 1, 1994 to October 4, 1995, Mr. Sheldon Bonovitz served as a director of the Company. Mr. Bonovitz is also a member of the law firm of Duane, Morris & Heckscher. During the fiscal year ended September 30, 1995, the Company engaged Duane, Morris & Heckscher to perform legal services. In May 1995, Duane, Morris & Heckscher became the Company's general counsel.

                          PROPOSAL TO ELECT DIRECTOR

   At the Annual Meeting, each Stockholder will be asked to elect one Director, constituting one class of directors, to serve for the term indicated and until such Director's successor is elected and qualified. In the unanticipated event that the nominee for Director becomes unavailable it is intended that the proxies will be voted for such substitute nominee as may be designated by the Board of Directors.

   The Company's Bylaws, as amended, provide that the number of Directors of the Company shall be not less than four, nor more than nine, as shall be determined by the Board of Directors. Both the Bylaws and the Company's Certificate of Incorporation also provide that the Directors shall be divided into three classes, each class to consist, as nearly as possible, of one third of the number of Directors to constitute the entire Board. At each annual meeting of Stockholders of the Company, successors to the class of Directors whose term expires at such meeting shall then be elected for a three-year term. The Bylaws further provide that if the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible.

   As a result of the resignations of two Directors since the last Annual Meeting, there were no remaining directors in the class whose term would have expired at the 1996 Annual Meeting. Accordingly, Mr. Hoffmann resigned as a director from the class whose term will expire at the 1997 Annual Meeting and was elected to fill the vacancy in the class whose term will expire at the 1996 Annual Meeting.

   The shares represented by the enclosed Proxy will be voted as directed. If no choice is specified in the Proxy, the shares represented by the enclosed Proxy will be voted "For" the nominee set forth below. THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE NOMINEE TO SERVE IN THE CLASS INDICATED.

   Information concerning the nominee for the class of Directors to be elected, as well as those Directors not standing for election at the Annual Meeting, is set forth below:

   The following individual is nominated to serve as Director in the class whose term will expire at the 1999 Annual Meeting:

   Martin R. Hoffmann is of counsel to the Washington, D.C. office of the law firm of Skadden, Arps, Slate, Meagher & Flom. He has been a Senior Visiting Fellow at the Center for Technology, Policy and Industrial Development of the Massachusetts Institute of Technology since 1993 and a private business consultant since 1993. From 1989 to 1993, Mr. Hoffmann served as Vice President and General Counsel of Digital Equipment Corporation. Prior to assuming this position, Mr. Hoffmann practiced law as Managing Partner of the Washington, D.C. office of Gardner, Carton and Douglas from 1977 to 1989. Mr. Hoffmann also served in various capacities at the United States Department of Defense, including General Counsel from 1974 to 1975 and Secretary of the Army from 1975 to 1977. He is a director of Sea Change Technology, Inc. and a past director of E-Systems, Inc.

   The following individual is a Director whose term will expire at the 1997 Annual Meeting:

   William S. Sudhaus has been a director of the Company since February 1993. Mr. Sudhaus served as Executive Vice President of the Company since February 1993 and as President and Chief Operating Officer of the Company since December 1993. In addition, Mr. Sudhaus served as the Chairman and Chief Executive Officer of Indian Refining Limited Partnership ("IRLP"). Mr. Sudhaus also served as Chairman and Chief Executive Officer of Powerine Oil Company ("Powerine") from October 1993 to February 1995. Effective January 1, 1996, Mr. Sudhaus resigned from all positions with the Company and its subsidiaries except that of director of the Company. Mr. Sudhaus was also the Chairman and Chief Executive Officer of CORE Refining Corporation ("CORE") from March 1995. See "Certain Relationships and Related Transactions."

   The following individuals are Directors whose term will expire at the 1998 Annual Meeting:

   Joseph L. Castle II has been a Director of the Company since 1985. Mr. Castle is the Chairman of the Board of Directors and Chief Executive Officer of the Company, having served as Chairman from December 1985 through May 1992 and since December 20, 1993. Mr. Castle also served as President of the Company from December 1985 through December 20, 1993 when he reassumed his position as Chairman of the Board. Mr. Castle has worked in the energy industry in various capacities since 1971. Mr. Castle is a director of Comcast Corporation, Charming Shoppes, Inc. and Mark Centers Trust, a real estate investment trust.

   Sidney F. Wentz has been Chairman of the Board of The Robert Wood Johnson Foundation, the nation's largest health care philanthropy, since June 1989. Commencing in 1967, he held several positions with Crum and Forster, an insurance holding company, retiring as Chairman and Chief Executive Officer in 1988. Previously, he was an attorney with the law firm of White & Case and then Corporate Attorney for Western Electric Company/AT&T. Mr. Wentz is a director of Ace Limited, a Bermuda-based insurance company, and a trustee for Morristown Memorial Hospital and Drew University.

                 PROPOSAL TO APPOINT INDEPENDENT ACCOUNTANTS

   The Board of Directors has selected the accounting firm of Price
Waterhouse LLP ("Price Waterhouse") to be the Company's independent accountants to audit the books and records of the Company and its subsidiaries for the fiscal year ending September 30, 1996. This firm has audited the books and records of the Company for each fiscal year since 1985. The firm has no material relationship with the Company and is considered well qualified. Should the Stockholders of the Company not ratify the selection of Price Waterhouse or should the fees proposed by Price Waterhouse become excessive or the services provided by Price Waterhouse become unsatisfactory, the selection of another firm of independent accountants will be undertaken by the Board of Directors.

   A representative of Price Waterhouse is expected to be present at the Annual Meeting, and will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

   The shares represented by the enclosed Proxy will be voted as directed. If no choice is specified in the Proxy, the shares represented by the enclosed Proxy will be voted "FOR" the selection of Price Waterhouse as the Company's independent accountants. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO RATIFY THE SELECTION OF PRICE WATERHOUSE AS THE COMPANY'S INDEPENDENT ACCOUNTANTS.

                                OTHER MATTERS

   The Board of Directors knows of no other matters to be brought before the Annual Meeting. Should any other matter be properly raised at the Annual Meeting, however, it is the intention of each of the persons named in the Proxy to vote in accordance with his judgment as to each such matter raised.

                                VOTE REQUIRED

   The nominee within the class of Directors for election to the Board of Directors of the Annual Meeting who receives the greatest number of votes for Director, a quorum being present, shall become the Director for such class. Abstentions and broker non-votes will not be tabulated as negative votes with respect to any matter presented at the Annual Meeting, but will be included in computing the number of shares of Common Stock present for purposes of determining the presence of a quorum for the Annual Meeting.

                            STOCKHOLDER PROPOSALS

   Any proposals of Stockholders which are intended to be presented at the 1997 Annual Meeting of Stockholders must be received by the Secretary of the Company by December 1, 1996 for consideration for inclusion in the Proxy Statement.

                           EXPENSES OF SOLICITATION

   The cost of solicitation of Proxies will be borne by the Company. Solicitation will be made initially by mail. The Directors and officers and other employees of the Company may, without compensation other than their usual compensation, solicit Proxies by mail, telephone, telegraph or personal interview. The Company will also reimburse brokerage firms, banks, voting trustees, nominees and other recordholders for their reasonable out-of-pocket expenses in forwarding proxy materials to the beneficial owners of Common Stock.

                                      BY ORDER OF THE BOARD OF DIRECTORS


                                      /s/ JOSEPH L. CASTLE II
                                      ----------------------------------------
                                          JOSEPH L. CASTLE II
                                          Chairman and Chief Executive Officer

Radnor, Pennsylvania
April 1, 1996

                          CASTLE ENERGY CORPORATION
               ANNUAL MEETING OF STOCKHOLDERS -- APRIL 29, 1996
                                    PROXY
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned Stockholder of Castle Energy Corporation, a Delaware Corporation (the "Company"), hereby appoints Joseph L. Castle II and Richard
E. Staedtler, and each of them, attorneys and proxies, with full power of substitution, to vote at the Annual Meeting of the Stockholders of Castle Energy Corporation to be held on Monday, April 29, 1996, at 10:00 a.m. local time, at The Radnor Hotel, 591 Lancaster Avenue, St. Davids, Pennsylvania, and at any adjournment or postponement thereof, in the name of the undersigned and with the same force and effect as if the undersigned were present and voting such shares, on the following matters and in the following manner.

1. ELECTION OF DIRECTOR TO SERVE UNTIL THE 1999 ANNUAL MEETING
   FOR the nominee listed below ------
   WITHHOLD AUTHORITY to vote for the nominee listed below ------

                               Martin R. Hoffmann

2. PROPOSAL TO APPOINT PRICE WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 1996.

                         | |  For   | | Against   | | Abstain

3. In their discretion, the Proxies are authorized to vote on such other business as may properly come before the Annual Meeting.



THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE DEEMED TO CONSTITUTE DIRECTION TO VOTE "FOR" THE ABOVE NOMINEE AND PROPOSAL.

Dated ------, 1996

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Signature

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Name Spelled Out

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Signature, if held jointly

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Name Spelled Out

Please sign exactly as your name(s) appears hereon. When signing as attorney, administrator, trustee, guardian or any other representative, please so indicate.